Exhibit 3
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
W 51--  Statutory Short Form of General Power of Attorney:                     Julius Blumberg, Inc.
        Disability Clause, if not desired cross out:                           PUBLISHER, NYC 10013
        With Affidavit of Attorney, Gen. Obl. Lawss. 5-1501:1.81
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         Notice: The powers granted by this document are broad and sweeping.
They are defined in New York General Obligations Law, Article 5, Title 15,
sections 5-1502A through 5-1503, which expressly permits the use of any other or different form of power of attorney desired by the parties concerned.


         Know All Men by These Presents, which are intended to constitute a GENERAL POWER OF ATTORNEY pursuant to Article 5, Title 15 of the New York General Obligations Law:

         That I, JOHN KLINGENSTEIN, of Fox Run Lane, Greenwich, Connecticut
         06830
                   (insert name and address of the principal)

do hereby appoint FREDERICK A. KLINGENSTEIN, of Rock Ledge Road, Rye, New York 10580
    (insert name and address of the agent, or each agent, if more than one is designated)

my attorney(s)-in-fact TO ACT

         (a) If more than one agent is designated and the principal wishes each agent alone to be able to exercise the power conferred, insert in this blank the word "severally". Failure to make any insertion or the insertion of the word "jointly" will require the agents to act jointly.


         In my name, place and stead in any way which I myself could do, if I were personally present, with respect to the following matters as each of them is defined in Title 15 of Article 5 of the New York General Obligations Law to the extent that I am permitted by law to act through an agent:

         [Strike out and initial in the opposite box any one or more of the subdivisions as to which the principal does NOT desire to give the agent authority. Such elimination of any one or more of subdivisions (A) to (L), inclusive, shall automatically constitute an elimination also of subdivision
(M).]


                        To strike out any subdivision the principal must draw a line through the text of that subdivision AND write his initials in the box opposite.

(A)       real estate transactions:.......................   [     ]
(B)       chattel and goods transactions:.................   [     ]
(C)       bond, share and commodity transactions:.........   [     ]
(D)       banking transactions:...........................   [     ]
(E)       business operating transactions:................   [     ]
(F)       insurance transactions:.........................   [     ]
(G)       estate transactions:............................   [     ]
(H)       claims and litigation:..........................   [     ]
(I)       personal relationships and affairs:.............   [     ]
(J)       benefits from military service:.................   [     ]
(K)       records, reports and statements:................   [     ]
(L)       full and unqualified authority to my
          attorney(s)-in-fact to delegate any or all of
          the foregoing powers to any person or persons
          whom my attorney(s)-in-fact shall select:.......   [     ]
(M)       all other matters:..............................   [     ]


         The above power also includes power to represent the principal in all Federal, state and local tax matters, with full power, subject to revocation, to perform any and all acts that the principal can perform, including the power to receive (but not to endorse and collect) checks in payment of any refund of Federal, state or local taxes, penalties, or interests; to delegate authority or to substitute another attorney or agent; to execute waivers (including offers of waivers) of restrictions on assessment or collection of deficiencies in tax and waivers of notice of disallowance of a claim for credit or refund; to execute consents extending the statutory period for assessment or collection of taxes; to execute a closing agreement (under section 7121 of the Internal Revenue Code or corresponding provision of state or local law) in respect of a tax liability or a specific matter; to execute a protest to a determination of taxes by a district director, or a state or local authority; to make, execute and file tax returns; to execute claims for refund and/or abatement; to execute applications for extensions of time to file tax returns; and to receive confidential information with respect to the above tax matters. This typewritten paragraph is intended to supersede any and all general powers of attorney with respect to tax matters (including any power merely to make, execute or file tax returns) heretofore given by me in my individual capacity, i.e., powers which do not relate to taxes for a specified year or years or to a specified audit or proceeding or are not specific as to the taxes involved.

         This power of attorney shall not be affected by the subsequent disability or incompetence of the principal.

         To induce any third party to act hereunder, I hereby agree that any third party receiving a duly executed copy or facsimile of this instrument may act hereunder, and that revocation or termination hereof shall be ineffective as to such third party unless and until actual notice or knowledge of such revocation shall have been received by such third party, and I for myself and for my heirs, executors, legal representatives and assigns, hereby agree to indemnify and hold harmless any such third party from and against any and all claims that may arise against such third party by reason of such third party having relied on the provisions of this instrument.

         In Witness Whereof, I have hereunto signed my name and affixed my seal this 5th day of August, 1985.



                                           /s/ John Klingenstein        (Seal)
                                    ------------------------------------
                                          (Signature of Principal)
                                             John Klingenstein



STATE OF New York    COUNTY OF New York    ss.:

         On the 5th day of August, 1985 before me personally came

                                              John Klingenstein

to me known, and known to me to be the individual described in, and who executed the foregoing instrument, and he acknowledged to me that he executed the same.



                                           /s/ Barbara MacCarthy
                                    ------------------------------------

                    BARBARA MAC CARTHY
             Notary Public, State of New York
                      No. 31-7645700
               Qualified in New York County
             Commission Espires March 30, 1986